Exhibit 99.1

JBT CORPORATION

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Nine Months Ended September 30,
	2008	2007
Cash provided (required) by operating activities of continuing operations:
Income from continuing operations	$33.8	$25.4
Depreciation and amortization	19.5	19.0
Trade accounts receivable, net	12.4	(18.5)
Inventories	5.3	(31.4)
Accounts payable, trade and other	(22.9)	11.1
Advance payments and progress billings	7.9	(1.1)
Other	14.1	10.3

Net cash provided by operating activities of continuing operations	70.1	14.8

Cash required by operating activities of discontinued operations	(0.1)	(2.1)

Cash provided (required) by investing activities of continuing operations:
Acquisitions	(4.5)	—
Capital expenditures	(16.6)	(14.2)
Proceeds on disposal of assets and other	2.4	1.4

Net cash required by investing activities of continuing operations	(18.7)	(12.8)

Cash provided by investing activities of discontinued operations	0.7	5.1

Cash provided (required) by financing activities:
Net increase (decrease) in debt	(0.4)	0.5
Issuance of long-term debt, net of payments	140.0	—
Distributions to former parent, net	(169.2)	(8.0)
Purchase of stock held in treasury	(0.7)	—

Net cash required by financing activities	(30.3)	(7.5)

Effect of changes in foreign exchange rates on cash and cash equivalents	(0.1)	0.6

Increase (decrease) in cash and cash equivalents	21.6	(1.9)
Cash and cash equivalents, beginning of period	9.5	10.3

Cash and cash equivalents, end of period	$31.1	$8.4